UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 20, 2008

Imperiali, Inc.
(Exact name of registrant as specified in this charter)

Florida		65-0574887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

222 Lakeview Avenue, Suite 160 West Palm Beach, Florida 33401
(Address of Principal Executive Offices)

(561) 805-9494
Issuer’s Telephone Number, including Area Code

Item 1.01
Entry into a Material Definitive Agreement

Item 1.02
Termination of a Material Definitive Agreement

Item 5.01
Changes in Control of Registrant

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The current board of directors has been removed and effective September 1, 2008 the new directors are Edelmiro Lopez, Mike Cenit, Richard Biggs, Mike Ackerman and Daniel Imperato, Interim Non-Executive Chairman Emeritus.

Item 7.01
Regulation FD Disclosure

Item 8.01
Other Events

1.
Daniel Imperato, Interim Non-Executive Chairman Emeritus of Imperiali, Inc.(the Company) and a shareholder of Imperiali Organization, has agreed to the cancellation of 10 million shares of the Company’s common stock held by Mr. Imperato and release and relieve all leans on the subsidiary assets of the i1 affiliated companies.

Mr. Imperato also agreed to forgive and cancel any debt owed to him by the Company.

In exchange for the above mentioned releases and cancellation of shares, the Company agrees to the forgiveness of $680,000 debt owed to the Company from Kaiser Himmel. In addition, Imperiali Organization agreed to the cancellation of 5,000,000 shares of common stock owned by Imperiali, Inc.

In addition, all assets received by the Company from Kaiser Himmel will be assigned on behalf of the Company to Imperiali Organization for further development on behalf of the Company.

2.	The following shares of stock held by the Company have been cancelled. The companies are as follows:
a.	i1 Connect
b.	i1 films
c.	i1 telecom

Shareholders of record in these private companies, in exchange for the cancellation of shares and payment of management fees of Two Hundred fifty thousand dollars ($250,000) combined from the Companies listed, will receive stock owed to them in exchange for the Company’s common stock on a one for one basis. Assets in these companies will be assigned to Imperiali, Inc.

3.
The Company will complete Form 14C by its fiscal year end of August 31, 2008, to be submitted for SEC approval. The purpose of the filing will be the removal by the Company as a Business Development Company (BDC) and its status as a BDC. This is based on that the company does not want to be considered as a passive investor does not have the staff to suppord being a BDC and does not want to invest in other companies in accordance with and disclosed in the BDC 1940 1934 Act.

4.	All claims by the Company against any third parties pertaining to the Kaiser Himmel deal are hereby assigned and turned over to Imperiali Organization as part of this agreement and board resolution.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPERIALI, INC

By	/s/ Daniel Imperato
Interim Non-Executive Chairman Emeritus

Date: August 20, 2008